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                                                                    EXHIBIT 99.1



            U.S. REALTEL'S NORTH AMERICAN ASSETS SOLD TO SPECTRASITE

CHICAGO - DECEMBER 21, 2000 - U.S.RealTel, Inc. (NASDAQ: USRT-OTC), a leading international landlord of pre-leased telecommunication access sites, today announced the company's North American assets and operations were sold to SpectraSite Holdings, Inc., based in Cary, N.C., in a transaction closed on December 8, 2000, according to Perry H. Ruda, Chairman and CEO of U.S. RealTel.

The U.S. Realtel portfolio of 8,870 properties in the United States will be integrated into the SpectraSite Building Division. The SpectraSite Building Division portfolio now includes more than 20,000 sites under exclusive management.

U.S. RealTel will continue to serve the South American market through its subsidiaries, RealTel de Argentina and RealTel do Brasil.

ABOUT U.S. REALTEL

U.S. RealTel obtains the rights to install communications infrastructure in properties and/or to provide communications services to building tenants. U.S. RealTel works with property owners to prepare their buildings for the growing telecom demands of tenants while allowing owners to generate ancillary income from providers of these services. By marketing properties to a host of telecom providers, USRT positions buildings as state-of-the-art telecom-ready environments with broad bandwidth, high connectivity, scalability, redundancy and security available to the tenant base.

Founded in 1997, U.S. RealTel has established an international network of pre-leased telecom placement and access rights through its USRT Telecom Grid-TM-. Under the company's unique methodology, U.S. RealTel eliminates significant obstacles for owners by managing the telecom infrastructure of their property and all steps of the installation process. U.S. RealTel serves the South American market through its subsidiaries, RealTel de Argentina and RealTel do Brasil. For more information, visit U.S. RealTel's website at WWW.USREALTEL.COM.

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ABOUT SPECTRASITE COMMUNICATIONS, INC.

SpectraSite Communications, Inc. (WWW.SPECTRASITE.COM), based in Cary, North Carolina, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. Pro forma for all pending transactions SpectraSite will own or manage more than 30,000 sites, including nearly 9,000 towers. SpectraSite's customers are leading wireless and wired communications providers and broadcasters, including Nextel, SBC, Sprint PCS, AT&T Wireless, Verizon, BellSouth, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications, XO Communications, AT&T Local Services and Paxson Communications.


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THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE FORWARD LOOKING ARE BASED
ON CURRENT EXPECTATIONS THAT ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND RISKS, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. THE UNCERTAINTIES AND RISKS INCLUDE, BUT ARE NOT LIMITED TO, COMPETITIVE AND MARKET FACTORS, CUSTOMER PURCHASING BEHAVIOR, GENERAL ECONOMIC CONDITIONS, TECHNOLOGICAL ADVANCES, REAL ESTATE TRENDS, AND OTHER FACETS OF THE U.S. REALTEL'S BUSINESS OPERATIONS WHICH ARE DETAILED FROM TIME TO TIME BY U.S. REALTEL WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FORMS 8-K, 10-QSB, 10-KSB AND 10-SB.
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